Exhibit 99.1

RADIANT LOGISTICS ANNOUNCES THE APPOINTMENT OF KRISTIN TOTH SMITH
TO ITS BOARD OF DIRECTORS

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RENTON, Wash., June 3, 2021 - Radiant Logistics, Inc. (NYSE American: RLGT), a third party logistics and multimodal transportation services company, today announced the appointment of Kristin Toth Smith to its Board of Directors. Ms. Smith will assume her position with the Board effective immediately and will further join the Company’s Audit and Executive Oversight Committee at the Company’s 2021 annual meeting (expected to be held in November 2021), where she will chair the Committee’s nominating and corporate governance oversight functions. The appointment of Ms. Smith as a director results from a rigorous process to identify a prospective new director in anticipation of the retirement of Jack Edwards later this year.

Ms. Smith brings with her a strong background in transportation and logistics, with an emphasis on emerging e-commerce and last-mile platforms. She currently serves as President and Chief Operating Officer and Board Member at Fernish, a furniture and home decor subscription service, and previously held leadership positions at start-up ventures including Zulily, an omnichannel e-commerce platform and Dolly, an on-demand last-mile delivery and moving service. Prior to her extensive startup experience, Smith led several teams at Amazon in operations and retail, including inbound transportation, same-day delivery, Movies & Television and the demand side of the business of Amazon’s digital music team, including Marketing, Product Management, Site Merchandising, Pricing, Business Development, and Design teams responsible for the launch of Amazon’s digital music cloud-based offering. Before joining Amazon, Smith held various leadership positions at Dell Computer Corp., where she led various teams to build technology infrastructure and software for the radical re-design of desktop manufacturing and supply chain.

Smith is an active volunteer and dedicates time helping others succeed through education, coaching, advisory positions, and mentoring. She serves on a number of non-profit boards as well as several advisory boards for startups (mostly women-founded and -led companies). Smith is the Board Chair for University of Michigan’s Center for Entrepreneurship, was a contributing author for Women in Tech (Sasquatch Books), and enjoys public speaking, coaching, and teaching.

Smith holds a BSE and MSE in Industrial Engineering & Operations Research from the Tauber Institute for Global Operations at the University of Michigan, a SM in Civil and Environmental Engineering from MIT and an MBA from MIT’s Sloan School of Management through the Leaders for Global Operations fellowship program.

Says Smith: “Radiant has enjoyed a consistent trajectory of profitable growth and I am excited to join the Board and contribute to its continued success as the company continues to scale. I am also looking forward to the opportunity to help advance the Company’s efforts around environmental, social and governance issues that are becoming increasingly important in our world today.”

"We are pleased to welcome Kristin to our Board of Directors,” said Bohn Crain, Founder and CEO. “Kristin has been a pioneer in every organization fortunate enough to benefit from her contributions and I am confident she will bring a fresh perspective to the board and help us continue to build out our e-commerce and last-mile service offerings as well as take a leading role in our efforts around various ESG initiatives.”

About Radiant Logistics, Inc.

Radiant Logistics, Inc. (www.radiantdelivers.com) is a comprehensive North American provider of third-party logistics and multimodal transportation services. Through its comprehensive service offering, Radiant provides domestic and international freight forwarding services, truck and rail brokerage services and other value-added supply chain management services, including customs brokerage, order fulfillment, inventory management and warehousing to a diversified account base including manufacturers, distributors and retailers using a network of independent carriers and international agents positioned strategically around the world.

Investor Contact: Radiant Logistics, Inc. Todd Macomber (425) 943-4541 tmacomber@radiantdelivers.com	Media Contact: Radiant Logistics, Inc. JP Deenihan (425) 943-4533 jdeenihan@radiantdelivers.com